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                                                                  Exhibit (b)(6)




                                    DEBENTURE PURCHASE AGREEMENT dated
                           February 7, 2000, between CHEMED CORPORATION, a Delaware corporation (the "Issuer"), and CHEMED CAPITAL TRUST, a statutory business trust formed under the laws of the State of Delaware (the "Trust").


                  WHEREAS the Trust desires to purchase from the Issuer, and the Issuer desires to sell to the Trust, certain of the Issuer's securities.


                  NOW, THEREFORE, the parties hereto agree as follows:

                  1. The Trust hereby offers to purchase and the Issuer hereby accepts such offer and agrees to issue and sell to the Trust $16,019,181 aggregate principal amount of the Issuer's Convertible Junior Subordinated Debentures Due 2030 (the "Debentures") issued pursuant to an Indenture dated as of February 7, 2000 (the "Indenture"), between the Issuer and Firstar Bank, National Association, as Indenture Trustee, in consideration of the payment to it on or before the date hereof of $16,019,181, receipt of which is hereby acknowledged.

                  2. The Issuer represents and warrants that the Debentures have been duly authorized and executed by the Issuer, and when duly authenticated and delivered to the Trust, will constitute the legal, valid and binding obligations of the Issuer entitled to the benefits of the Indenture and enforceable against the Issuer in accordance with their terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally from time to time in effect, and subject, as to enforceability, to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  3. The Trust represents that the Debentures are being acquired for investment and not with a view to their distribution or resale except in the circumstances contemplated by the Amended and Restated Declaration of Trust of the Trust dated as of February 7, 2000.

                  4. THIS DEBENTURE PURCHASE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.


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                  IN WITNESS WHEREOF, the parties hereto have caused
this Debenture Purchase Agreement to be duly executed as of the date hereof.


                                          CHEMED CORPORATION,

                                          by
                                            --------------------------------
                                            Name:  Kevin J. McNamara
                                            Title: President


                                          CHEMED CAPITAL TRUST,

                                          by
                                            ------------------------------
                                            Name:  Timothy S. O'Toole
                                            Title: Administrative Trustee